VOTING AGREEMENT


     Voting Agreement (this "AGREEMENT") made this ______ day of ___________ between Robert S. Taubman ("RST") and John Rakolta, Jr. and Terry Rakolta, the Eileen Heather Vanderkloot Irrevocable Trust, U/A dated 12/22/92, the Lauren Rakolta Irrevocable Trust, U/A dated 12/22/92, the Paige Alexandra Rakolta Irrevocable Trust, U/A dated 12/22/92 and the John Rakolta, III Irrevocable Trust, U/A dated 12/22/92 (collectively the "RAKOLTA SHAREHOLDERS").

                                   WITNESSETH

     WHEREAS, RST is the record and beneficial owner of 5,295 shares of the Series B Preferred Stock of Taubman Centers, Inc. (the "COMPANY"); and

     WHEREAS, John and Terry Rakolta are the record and beneficial owners of 251,260 shares of Common Stock of the Company (the "COMMON STOCK"); Eileen Rakolta Kiriluk is the record and beneficial owner of 10,835 shares of Common Stock; Lauren Rakolta is the record and beneficial owner of 10,535 shares of Common Stock; Paige Rakolta is the record and beneficial owner of 10,509 shares of Common Stock; and John Rakolta, III is the record and beneficial owner of 10,485 shares of Common Stock.

     WHEREAS,   the  Rakolta   Shareholders  are  collectively  the  record  and
beneficial owners of 293,624 shares of Common Stock (the "RAKOLTA SHARES"); and

     WHEREAS, RST and the Rakolta Shareholders desire to enter into a Voting Agreement pursuant to, and in accordance with, ss. 461 of the Michigan Business Corporation Act.

     NOW, THEREFORE, in consideration of and reliance upon the recitals and the covenants contained herein and for other good and valuable consideration, the parties hereto intending to be legally bound, agree as follows:

     1. The Rakolta Shareholders hereby confer upon RST the sole and absolute right to vote the Rakolta Shares on any and all matters that come before the shareholders of the Company.

     2. This Agreement shall expire one year from the date of this Agreement (the "TERM").

     3. This Agreement shall be deemed to constitute an irrevocable proxy from the Rakolta Shareholders to RST pursuant to ss. 422(e) of the Michigan Business Corporation Act.

     4. (a) If at any time, and from time to time, during the Term, any of the Rakolta Shareholders choose to dispose of any of the Rakolta Shares, the Rakolta Shareholders (or the applicable Rakolta Shareholder(s)) shall first notify RST in writing (the "NOTICE") setting forth the number of Rakolta Shares they intend to sell (the "OFFERED SHARES") and the Price (as hereinafter defined). The price per share for each of the Offered


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Shares  (the  "PRICE")  shall be as set  forth in the  Notice,  and in any event either (i) the closing price of the Common Stock of the Company (the "COMMON STOCK") on the New York Stock Exchange on the date prior to the date of the Notice; or (ii) the price per share that any third party in a "tender offer" or otherwise is ready, willing and able (without any impediment) to pay for the Offered Shares.

          (b) RST shall have 5 business days from the date of the Notice within which to agree in writing (the "NOTICE OF ACCEPTANCE") to purchase the Offered Shares at the Price by delivering the Notice of Acceptance to the Rakolta Shareholders (or the applicable Rakolta Shareholder(s)).

          (c) If RST elects to purchase the Offered Shares, the closing shall take place within 5 business days of the date of the Notice of Acceptance. At the closing, the Rakolta Shareholders (or the applicable Rakolta Shareholder(s)) shall deliver Share Certificates for all of the Offered Shares free and clear of any liens or other impediments to title, either duly endorsed in blank for transfer or with duly executed stock powers attached against payment in cash of the Price multiplied by the number of Offered Shares.

          (d) If RST does not deliver the Notice of Acceptance within the period set forth in (b) above, the Rakolta Shareholders (or the applicable Rakolta Shareholder(s)) shall be free to sell the Offered Shares and, upon such sale, the Offered Shares so sold shall be released from this Agreement.

     5. If the Rakolta Shareholders (or any one or more of them) elect to enter into a financing using Rakolta Shares as collateral, RST (i) shall cooperate fully with the Rakolta Shareholders (or the applicable Rakolta Shareholder(s)) in any such financing; and (ii) shall offer the person providing the financing the same rights as the Rakolta Shareholders have in SECTION 4 hereof as if that person was an original party hereto.

     6. This Agreement shall inure to the parties hereto and their respective heirs, successors and assigns.

     7. This Agreement shall be governed and interpreted by the internal laws of the State of Michigan.

     8. During the Term, each of the parties hereto agrees to take, or cause to be taken, such further actions and to execute and deliver, or cause to be executed and delivered, such further instruments, including, but not limited to irrevocable proxies, as any other party may, from time to time, reasonably request in order to fully effectuate the purposes, terms and conditions of this Agreement.

     9. RST hereby agrees to indemnify the Rakolta Shareholders for any and all liabilities, obligations, losses, damages, and reasonable expenses and attorney's fees that they may suffer or incur as a result of entering into this Agreement or the exercise by RST of any of the rights provided to him hereunder, including defending any claim asserting any of the foregoing.

     10. This Agreement constitutes the entire agreement between the parties regarding the subject matter.


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     IN WITNESS  WHEREOF,  the parties hereto have executed this Agreement as of the date first above written.


                                           _______________________________
                                           Robert S. Taubman


                                           _______________________________
                                           John Rakolta, Jr.


                                           _______________________________
                                           Terry Rakolta


                                           _______________________________
                                           George Scott Romney, trustee of
                                           the Eileen Heather Vanderkloot
                                           Irrevocable Trust, U/A dated
                                           12/22/92


                                           _______________________________
                                           George Scott Romney, trustee of
                                           the Lauren Rakolta Irrevocable
                                           Trust, U/A dated 12/21/92

                                           _______________________________
                                           George Scott Romney, Trustee of
                                           the Paige Alexandra Rakolta
                                           Irrevocable Trust, U/A dated
                                           12/22/91

                                           _______________________________
                                           George Scott Romney, Trustee of
                                           the John Rakolta, III Irrevocable
                                           Trust, U/A dated 12/22/92